Exhibit 99.1

   Educational Development Corporation Announces Record 3rd Quarter Revenues



TULSA, Okla., Dec. 8 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) announces that its 3rd quarter revenues were $9,976,700, an increase of 20% over the 3rd quarter revenues last year of $8,289,100 and the highest quarterly revenues in the Company's history. The Company has recorded 16 consecutive quarters of revenue increases.

The Home Business Division recorded a 23% increase in revenues for the 3rd quarter when compared with the 3rd quarter last year. This Division has posted 41 consecutive months of sales increases. Recruiting of new sales associates increased 33% for the 3rd quarter this year versus the 3rd quarter last year.

The Publishing Division's revenues increased 9% for the 3rd quarter this year when compared with the 3rd quarter last year. This increase was achieved while industry wide book sales continue to slump.

Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 6,000 retail stores and over the Internet. The Company offers over 1,300 different titles for children of all ages.



SOURCE Educational Development Corporation
-0- 12/08/2003
/CONTACT: Randall White, President of Educational Development
Corporation, +1-918-622-4522/
/Web site: http://www.edcpub.com /
(EDUC)

CO: Educational Development Corporation
ST: Oklahoma
IN: REA BKS ECM
SU: ERN